Exhibit 10.31

AMENDMENT NO. 2 TO EXECUTIVE SERVICES AGREEMENT

This Amendment No. 2 to Executive Services Agreement is made as of March 27, 2006 by and between Simon Worldwide, Inc. (the “Company”) and Terrence Wallock (the “Executive”).

INTRODUCTION

The Company and the Executive have previously entered into an Executive Services Agreement dated May 30, 2003, as amended by Amendment No. 1 dated as of May 3, 2004 (the “Agreement”). The Executive has been instrumental in helping the Company satisfy its liabilities and attain solvency over the preceding years and is being asked to perform a significant role in determining the future course of the business. In addition, the Executive has today been elected to the Board of Directors of the Company. In order to (i) ensure that the Company might retain his knowledge, expertise and services in such endeavor, (ii) retain the continuing commitment of the Executive to provide the Company with the substantial time and attention necessary to meet the needs of the Company, and (iii) to conform the terms of this Agreement to those of the similar agreements between the Company and the other members of the Board of Directors, the Company and the Executive agree that the Agreement shall be amended as follows:

Section 4 of the Agreement shall be amended in its entirety to read as follows:

“4. TERMINATION BY EXECUTIVE UNDER CERTAIN CIRCUMSTANCES. Notwithstanding any other provision hereof, in the event that (i) the Executive is removed, or voluntarily resigns upon the request of the Board or a significant shareholder, from the Company’s Board of Directors or is not nominated, appointed or elected to a new term on the Board of Directors following the expiration of the existing term, (ii) the composition of the Company’s Board of Directors changes from the date hereof by the addition of a total of two or more Directors, or by two or more existing Directors ceasing to serve as Directors for any reason, (iii) the Company fails to maintain D&O insurance as provided in Section 6 below or (iv) there is a change of control of the Company, defined as (a) the acquisition by any person or group of beneficial ownership, direct or indirect, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding equity securities or (b) the merger or consolidation of the Company with or into, or the sale or assignment of all or substantially all the assets of the Company to, another person or entity, provided that following such transaction the holders of voting stock of the Company immediately prior to such transaction do not own more than 50% of the voting stock of the company surviving such transaction or to which such assets are sold or assigned, then, in any of such events, in addition to any other rights of the Executive under this Agreement, the Executive may at any time within six (6) months following such event terminate this Agreement and the Company shall then pay to the Executive a lump sum payment equivalent to one (1) year compensation at the rate set forth on Schedule A, and no further Services will be required. The Executive shall also be entitled to receive C.O.B.R.A. health insurance at the Company’s expense and any other payments as provided in Section 2 above.”

All other terms and provisions of the Agreement shall remain in full force and effect. This Amendment No. 2 to Executive Services Agreement has been executed and delivered as of the date first above written.

Simon Worldwide, Inc.

By: /s/ J. Anthony Kouba
J. Anthony Kouba Co-Chief Executive Officer

By: /s/ George Golleher
George Golleher Co-Chief Executive Officer

The Executive

/s/ Terrence Wallock
Terrence Wallock

Schedule A

I.	SERVICES

Manage and provide legal services to the Company as its General Counsel.

II.	MAXIMUM HOURS PER WEEK

In the event that the Executive elects to terminate the Agreement by giving 180 days notice of termination, then during such 180 day period the Executive may be required to provide services for a maximum of 8 hours per week, all served consecutively or as otherwise agreed upon by the Executive with the Company.

III.	COMPENSATION

Three thousand three hundred sixty-five dollars ($3,365) per week paid bi-weekly. In addition to the extent Services are required beyond twenty (20) hours per week (i) in connection with the analysis and negotiation of mergers, acquisitions or business combinations which the Company might pursue from time to time or (ii) in preparation for and testimony in depositions or other discovery with respettto Legal Proceedings, the Executive shall be compensated at the rate of $125 per hour for hours in excess of twenty (20) per week.

IV.	LEGAL PROCEEDINGS FOLLOWING TERMINATION (Section 5 Services)

$250 per hour for all preparation, deposition and discovery time. The Company shall at the request of the Executive provide independent legal counsel selected by the Executive at the Company’s expense.